Exhibit 10.14

LOAN AGREEMENT

This Loan Agreement ("Agreement") is made and effective the 3rd of April, 2015

BETWEEN:	Man Loong Bullion Company Limited, (“Lender”) with its registered address located at 8/F, Tower 5, China Hong Kong City, Tsim Sha Tsui, Hong Kong

AND:	GLOBAL LONG INC LIMITED ("Borrower"), with its registered address located at Rm C, 2/F., Capital Trade Centre, 62 Tsun Yip Street, Kwun Tong Hong Kong SAR.

WHEREAS:

A.	The Borrower has requested the Lender to make available a loan facility (“Loan”) of HKD$6,000,000 and the Lender agreed to grant such amount to the Borrower.

1.	Drawdowns

The Borrower may draw the Loan in one or more drawdowns during the period of 12 months from the date of this Agreement by giving the Lender 5 business days’ prior notice, specifying the drawdown date, amount and disbursement instructions for the funds to be drawn.

2.	Promise to Pay

Within 5 years from the date of receipt of funds on each drawdown, Borrower promises to pay to the Lender the sum of each drawdown together with unpaid interest and other charges. On the 5th anniversary of the date of this Agreement all unpaid principal and interest matures and are due and payable to the Lender.

3.	Interest

The Borrower agrees to pay to the Lender on the first day of each quarter, interest at 6% per annum on the balance of the Loan plus accrued and unpaid interest and other charges outstanding during the previous quarter. Payment of interest will be in Hong Kong Dollars and will be paid to the Lender in accordance with disbursement instructions provided by the Lender no later than 5 business days prior to the due date of each payment of interest.

4.	SECURITY

The Borrower grants Lender the first right of claim to its RMB$5,000,000 fixed deposit held in Borrower’s bank account (account information below). Prior to receiving any drawdown on the Loan, Borrower will take all actions necessary to make Lender an authorized signatory on the Borrower’s bank account with transaction limits so as to aloe Lender to transfer the full balance of the account. So long as there is an outstanding loan and unpaid interest balance under this Agreement, Borrower may not withdraw any funds from that account without the express written permission of the Lender. Any funds removed from the account before this Loan is repaid in full will first be paid to the Lender until all principal and interest on the Loan are repaid. Within 5 business days following the complete repayment of all outstanding loan and interest balances, Lender will take all actions necessary to remove Lender from Borrower’s bank account as an authorized signatory.

Account Holder: Shanhun (wholely owned subsidiary of GLOBAL LONG INC LIMITED)

Beneficiary Bank: China Construstion Bank

Bank Address: GuangDong Branch

SWIFT: PCBCCNBJGDX

Account Number: 44001531405053008458

5.	Additional BORROWINGS

Until all principal and interest are repaid on the Loan, Borrower agrees not enter into any other loans with any party without the written permission of the Lender. Borrower agrees that all other such loans entered into with Lender’s permission will be subordinate with respect to payment of principal, interest and other charges due on this Loan.

6.	Remittance of Loan proceeds

The proceeds from this loan will be remitted to the following account:

Account Holder: Ko Wai Ling

Beneficiary Bank: HSBC Hong Kong

Bank Address: 1 Queen’s Road Central, Hong Kong

SWIFT: HSBCHKHHHKH

Account Number: 548-121755-001

7.	Prepayment

Borrower has the right, but not the obligation, to repay the whole principal balance of this Loan plus unpaid interest at any time after the 1st anniversary of the date of this Agreement.

8.	Assignment

Lender has the right at any time to assign this Agreement to any party on written notice to the Borrower. Borrower may not assign this Agreement to any party without written permission of the Lender.

9.	Payment default interest

After the 5th anniversary of the date of this Agreement, the Borrower shall pay interest on the unpaid amount of principal plus unpaid interest from such due date and until the payment of said sum in full at 15% per annum.

10.	Late Charge

If repayment of outstanding principal or interest is not paid within 30 days of any due date, Borrower agrees to pay a late charge of 2% of the total amount to be paid. For avoidance of doubt, Late Charges apply to payment of principal and interest on maturity of the Loan and to payment of interest on quarterly interest payment due dates.

11.	Events of Default

The following events shall constitute an Event of Default under this Agreement:

(a)	The Borrower breaches any material covenant of this Agreement in any material respect.

(b)	The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

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(c)	Bankruptcy, reorganization, insolvency proceeding, liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if so instituted are not dismissed within 45 days of initiation.

(d)	A final judgment or judgments for the payment of money in excess of HKD$600,000 in the aggregate shall have been rendered by a court against Borrower and the same shall not be discharged (or provision shall not made for such discharge), or a stay of execution thereof shall not have been procured, within 45 days or such longer period during which the execution of the same shall have been stayed, or an appeal taken therefrom and the execution thereof stayed during such appeal.

12.	remedies on an event of defaul

On occurrence of an Event of Default, Lender may demand immediate payment of the entire remaining unpaid balance of this loan, without giving further notice, and Borrower shall pay interest at 15% per annum on the unpaid amount of principal and unpaid interest from the date of Default until all unpaid principal and interest due on the Loan is repaid.

13.	Notice

Notices required to be given to a party to this Agreement shall be in writing and may be delivered personally, sent by registered mail or by email, in each case addressed to the party at its address set out below or to such other address as a party may from time to time notify the other party.

Lender:

Man Loong Bullion Company Limited

8/F, Tower 5, China Hong Kong City

Tsim Sha Tsui, Hong Kong

Choi Kee Yuen

852-2155-3999

Borrower:

GLOBAL LONG INC LIMITED

Rm C, 2/F., Capital Trade Centre, 62 Tsun Yip Street,

Kwun Tong Hong Kong

Address

Ko Wai Ling

852-8206-1801

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and subject to the non-exclusive jurisdiction of the Hong Kong courts.

15.	Severability

If any provision of this Agreement is held for any reason to be unenforceable, the remainder of this Agreement shall, nevertheless remain in full force and effect.

16.	CounterpartS

This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same Agreement.

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IN WITNESS WHEREOF this Agreement has been executed on the date first above written.

LENDER Man Loong Bullion Company Limited	BORROWER GLOBAL LONG INC LIMITED

/s/ Choi Kee Yuen	/s/ Ko Wai Ling
Authorized Signature	Authorized Signature

Choi Kee Yuen, Direct, CEO	Ko Wai Ling, Director
Print Name and Title	Print Name and Title

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